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                                                                   EXHIBIT 10.12
                                 July 9th, 2004

Board of Directors
American Building Control, Inc.
1301 Waters Ridge Drive
Lewisville, Texas 75057

Gentlemen:

      Subject to the conditions set forth in the next sentence, I hereby resign from all positions as an officer of American Building Control, Inc. (the "Company") and its affiliates, and hereby resign from my employment with the Company and its affiliates, all effective as of the end of the day on Friday, July 9, 2004. This resignation is conditioned on (i) the agreement of the Company and its Board of Directors to treat this resignation as a termination without cause by the Company for purposes of my employment letter with the Company dated December 18, 2003, and (ii) the approval by the Company's Board of Directors of the Company's proposal to me set forth in the letter of July 9, 2004, sent to me by Kenneth L. Stewart of Fulbright & Jaworski L.L.P., as counsel to the Company.

                                                            Very truly yours,

                                                            /s/ Danny Mills

                                                            Danny Mills

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                          FULBRIGHT & JAWORSKI L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                          2200 Ross AVENUE, SUITE 2800
                            DALLAS, TEXAS 75201-2784
                               WWW.FULBRIGHT.COM

KENNETH L. STEWART                                  DIRECT DIAL: (214) 855-8060
PARTNER                                               TELEPHONE: (214) 855-8000
KSTEWART@FULBRIGHT.COM                                FACSIMILE: (214) 855-82OO

                                  July 9, 2004

Mr. Danny Mills
122 Fox Hall Cove
San Antonio, TX 78213

      Re: Termination of Employment with American Building Control, Inc. (the "Company")

Dear Danny:

      This is a revised version of the letter I sent you yesterday. The changes in this letter are a clarification added in paragraph 4 and the revision in paragraph 5 that you and Carlo Loi discussed.

      I have reviewed the documents regarding your performance options and bonus and discussed them with Carlo Loi. Carlo has asked me to communicate to you in writing the Company's proposal regarding your termination of employment with the Company. This proposal is subject to approval by the Board of Directors of the Company, which Carlo will seek to obtain as soon as possible after you and he reach agreement on the proposal.

      1. Termination of your positions as an officer of the Company and all of its affiliates and termination of your employment with the Company and all of its affiliates will be effective at the end of the day on Friday, July 9, 2004. If you resign from your officer positions and employment effective as of the time stated above, the Company will treat your resignation as a termination without cause for purposes of your employment letter dated December 18, 2003.

      2. In accordance with the terms of your employment letter dated December 18, 2003, your initial grant of options to acquire 250,000 shares of the Company's common stock under the Company's 2002 Incentive Stock Option Plan (as described in paragraph 4(a)(i) of your employment letter) shall vest in their entirety effective as of your termination of employment on Friday, July 9, 2004.

      3. Pursuant to paragraph 5 of your employment letter, you will be entitled to be paid severance compensation in the total amount of $90,000, payable over six months beginning immediately after your termination date set forth above, in the same manner as payments of compensation were made to you prior to the date of termination of your employment.

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July 9, 2004
Mr. Danny Mills
Page 2

      4. To the extent permitted by the plans, during such six-month period described in paragraph 3 above, you will continue participation in the Company's health and welfare plans on the same basis (including payments by the Company) as prior to the date of termination of your employment.

      5. With respect to your performance stock options and your cash incentive bonus plan, the Company will (a) review these items after December 31, 2004, in the normal course of the Company's review of these items for other executives of the Company, (b) determine whether you would have been entitled to any cash payments or continuing stock options under the terms of your option grant and the Company's 2004 Management Incentive Plan based on the Company's performance in 2004 had your employment with the Company continued through December 31,2004, and (c) pay a cash bonus to you, or continue stock options for you, as the case may be, in a pro rata (50%) portion of the amounts, if any, you would have received under your option grant and the Company's 2004 Management Incentive Plan based on the Company's performance in 2004 had your employment with the Company continued through December 31, 2004. Notwithstanding the provisions of paragraph 2 of your Stock Option Agreement for your Performance Option for 2004, the portion, if any, of the option described in such agreement that is finally determined to be awarded to you in accordance with the provisions of paragraph 1 of such agreement shall vest and become exercisable immediately on the date the committee that administers the option determines the total shares, if any, under the option that have been awarded in accordance with paragraph 1 of such agreement.

      Enclosed with this letter is a draft of a letter that you could use as a resignation letter if you find the proposal set forth above to be acceptable.

      You should contact Carlo Loi directly regarding how you desire to proceed.

                                                         Very truly yours.

                                                         /s/ Kenneth L. Stewart

                                                         Kenneth L. Stewart

KLS/gb

Enclosure
cc: Mr. Carlo Loi (via e-mail)